                                                                    EXHIBIT 2.2

                         FORM OF STOCKHOLDERS AGREEMENT

                               INTRODUCTORY TABLE


        The following table identifies each of the Launch Media, Inc. stockholders who signed Stockholders Agreements in the form of this Exhibit or the form of exhibit filed herewith as Exhibit 2.3 and indicates the total number of shares of Launch Media, Inc. common stock covered by such stockholders' Stockholders Agreement. The aggregate outstanding shares beneficially owned by the identified individuals as of June 27, 2001, the date the Stockholders Agreements were executed, represented approximately 24.8% of Launch Media, Inc.'s outstanding shares.

        The stockholders who are party to the Stockholders Agreement in the form of this Exhibit represented, in aggregate, 2,022,615 shares, or 14.9%, of Launch Media, Inc.'s outstanding shares, and each such stockholder has granted Yahoo! Inc. an option to purchase all of the Launch Media, Inc. common stock owned by him or it at a per share purchase price equal to $0.92, which option may be exercised by Yahoo! Inc. immediately following the consummation of the Offer (as defined in the Agreement and Plan of Merger, filed herewith as Exhibit 1 (the "Merger Agreement")) or upon termination of the Merger Agreement pursuant to
Section 8.1(e), 8.1(f) or 8.1(c) of the Merger Agreement, for a period of 60 days after a termination of the Merger Agreement in accordance with such terms, and otherwise subject to the limitations of this Stockholders Agreement.

        The stockholders who are party to the Stockholders Agreement in the form of exhibit filed herewith as Exhibit 2.3 represented, in aggregate, 1,341,343 shares, or 9.9%, of Launch Media, Inc.'s outstanding shares, and each such stockholder has granted Yahoo! Inc. an option to purchase all of the Launch Media, Inc. common stock owned by it at a per share purchase price equal to $0.92, which option may be exercised by Yahoo! Inc. immediately following the consummation of the Offer.


                 Name/Entity                        Total Shares of Common Stock
                 -----------                        ----------------------------
David B. Goldberg (1) *                                                   1,000
Robert D. Roback (1) *                                                  224,488
Warren Littlefield (2) *                                                 20,000
Thomas C. Hoegh (2) *                                                     2,745
Richard D. Snyder (2) *                                                   2,740
James M. Koshland (2) *                                                   1,000
Avalon Technology LLC (3) *                                             645,436
Goran Enterprises Limited (3) *                                         623,561
Digital Ventures Holdings Limited (3) *                                 410,586
Jeffrey M. Mickeal (4) *                                                 58,770
Spencer A. McClung, Jr. (4) *                                            32,289
The Phoenix Partners III Liquidating Trust   **                         627,957
The Phoenix Partners IV Limited Partnership  **                         211,019
The Phoenix Partners IIIB Limited Partnership  **                       502,367

Total Shares                                                          3,363,958

(1)     Officer and Director

(2)     Director

(3)     Affiliate

(4)     Officer

* Party to Stockholders Agreement in the form of this Exhibit

** Party to Stockholders Agreement in the form of exhibit filed herewith as
   Exhibit 2.3

                             STOCKHOLDERS AGREEMENT

     THIS STOCKHOLDERS AGREEMENT (this "Agreement"), is entered into as of June 27, 2001, by and among Yahoo! Inc., a Delaware corporation ("Parent"), Jewel Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser"), and certain stockholders of Launch Media, Inc., a Delaware corporation ("Launch") set forth on Schedule 1 hereto (each a "Stockholder" and collectively, the "Stockholders").

     A. Each Stockholder is, as of the date hereof, the record and beneficial owner of the number of shares of common stock, par value $0.001 (the "Launch Common Stock"), of Launch, set forth opposite the name of such Stockholder on
Schedule 1 hereto;

     B. Parent, Purchaser and Launch have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides, among other things, for Purchaser to conduct a tender offer for all of the issued and outstanding shares of the Launch Common Stock (the "Offer") and the merger of Purchaser with and into Launch with Launch continuing as the surviving corporation (the "Merger") upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement); and

     C. As a condition to the willingness of Parent and Purchaser to enter into the Merger Agreement and as an inducement and in consideration therefor, the Stockholders have agreed to enter into this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

     Section 1. Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants to Parent and Purchaser, severally and not jointly, as follows:

          (a) Such Stockholder is the record and beneficial owner of the shares of Launch Common Stock set forth opposite his or its name on Schedule 1 to this Agreement (such shares of Launch Common Stock, together with any Launch Common Stock acquired by the Stockholder after the date of this Agreement, whether upon the exercise of options to purchase Launch Common Stock or otherwise, all as may be adjusted from time to time pursuant to Section 7 hereof, the "Shares").
Schedule 1 lists separately all options issued to such Stockholder.

          (b) Such Stockholder has the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

          (c) This Agreement has been validly executed and delivered by such Stockholder and constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

          (d) Neither the execution and delivery of this Agreement nor the consummation by such Stockholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which such Stockholder is a party or by which such Stockholder or his assets are bound. The consummation by such Stockholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to such Stockholder.

          (e) In the case of any Stockholder that is a corporation, limited partnership or limited liability company, such stockholder is an entity duly organized and validly existing under the laws of the jurisdiction in which it is incorporated or constituted, and each such Stockholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

          (f) The Shares owned by such Stockholder are now, and at all times during the term hereof will be, held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, options, rights, understandings or arrangements or any other encumbrances whatsoever on title, transfer, or exercise of any rights of a stockholder in respect of such Shares (collectively, "Encumbrances"), except for any such Encumbrances arising hereunder.

     Section 2. Representations and Warranties of Parent and Purchaser. Each of Parent and Purchaser hereby, jointly and severally, represents and warrants to the Stockholders as follows:

          (a) Parent is a corporation duly organized and validly existing under the laws of the State of Delaware, Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each of Parent and Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

          (b) This Agreement has been duly authorized, executed and delivered by each of Parent and Purchaser, and constitutes the legal, valid and binding obligation of each of Parent and Purchaser, enforceable against each of them in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

     Section 3. Tender of the Shares. Each Stockholder hereby agrees that (a) he or it shall tender his or its Shares into the Offer as promptly as practicable, and in any event no later than the fifth business day, following the commencement of the Offer pursuant to Section 1.1 of the Merger Agreement, and
(b) he or it shall not withdraw any Shares so tendered unless the Offer is terminated or has expired without Purchaser purchasing all shares of Launch Common Stock validly tendered in the Offer.

     Section 4. Transfer of the Shares.

          (a) Prior to the termination of this Agreement, none of the Stockholders shall: (i) transfer, assign, sell, gift-over, pledge or otherwise dispose of, or consent to any of the foregoing ("Transfer"), any or all of the Shares or any right or interest therein; (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer;
(iii) grant any proxy, power-of-attorney or other authorization or consent with respect to any of the Shares; (iv) deposit any of the Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Shares or (v) take any other action that would in any way restrict, limit or interfere with the performance of such Stockholder's obligations hereunder or the transactions contemplated hereby.

          (b) Each Stockholder agrees to surrender to Launch, or to the transfer agent for Launch, certificates evidencing the Shares, and shall cause Launch or the transfer agent for Launch to place the following legend on any and all certificates evidencing the Shares:

     THE SHARES OF ROCKET COMMON STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER PURSUANT TO THAT CERTAIN STOCKHOLDERS AGREEMENT, DATED AS OF JUNE 27, 2001, BY AND AMONG PARENT INC., ROCKET ACQUISITION CORPORATION AND CERTAIN STOCKHOLDERS OF ROCKET, INC. ANY TRANSFER OF SUCH SHARES OF ROCKET COMMON STOCK IN VIOLATION OF THE TERMS AND PROVISIONS OF SUCH AGREEMENT SHALL BE NULL AND VOID AND OF NO EFFECT WHATSOEVER.

     Section 5. Voting Arrangements.

          (a) Each Stockholder agrees that, during the time this Agreement is in effect, at any meeting of the stockholders of Launch (a "Launch Stockholders' Meeting"), however called, and at every adjournment or postponement thereof, he, she or it shall (i) appear at the meeting or otherwise cause his, her or its Shares, to be counted as present thereat for purposes of establishing a quorum,
(ii) vote, or execute consents in respect of, his, her or its Shares, or cause his, her or its Shares to be voted, or consents to be executed in respect thereof, in favor of the approval and adoption of the Merger Agreement (including any revised or amended Merger Agreement approved by the board of directors of Launch), and any action required in furtherance thereof and (iii) vote, or execute consents in respect of, his, her or its Shares, or cause his, her or its Shares to be voted, or consents to be executed in respect thereof, against (A) any agreement or transaction relating to any (I) acquisition or purchase from Launch by any person or "group" (as defined under Section 13(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act") and the rules and regulations thereunder) of more than a 15% interest in the total outstanding voting securities of Launch or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of the total outstanding voting securities of Launch or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving Launch pursuant to which the stockholders of Launch immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction; (II) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 50% of the assets of Launch; or (III) any liquidation or dissolution of Launch (each, an "Acquisition Proposal") or transaction or occurrence that if proposed and offered to Launch or its stockholders (or any of them) would constitute an Acquisition Proposal (collectively, "Alternative Transactions") or (B) any amendment of Launch's Certificate of Incorporation or By-laws or other proposal, action or transaction involving Launch or any of its Subsidiaries or any of its stockholders, which amendment or other proposal, action or transaction could reasonably be expected to prevent or materially impede or delay the consummation of the Merger or the other transactions contemplated by the Merger Agreement or the consummation of the transactions contemplated by this Agreement or to deprive Parent of any material portion of the benefits anticipated by Parent to be received from the consummation of the Merger or the other transactions contemplated by the Merger Agreement or this Agreement, or change in any manner the voting rights of Launch Common Stock (collectively, "Frustrating Transactions") presented to the Stockholders of Launch (regardless of any recommendation of the Board of Directors of Launch) or in respect of which vote or consent of the Stockholder is requested or sought.

          (b) Irrevocable Proxy. As security for the Stockholders' obligations under Section 5(a), each of the Stockholders hereby irrevocably constitutes and appoints Parent as his, her or its attorney and proxy in accordance with Delaware General Corporation Law ("DGCL"), with full power of substitution and resubstitution, to cause the Stockholder's shares to be counted as present at any Launch Stockholders Meetings to vote his, her or its Shares at any Launch Stockholders' Meeting, however called, and execute consents in respect of his, her or its shares as and to the extent provided in Section 5(a). THIS PROXY AND POWER OF ATTORNEY IS IRREVOCABLE AND COUPLED WITH AN INTEREST. Each Stockholder hereby revokes all other proxies and powers of attorney with respect to his, her or its Shares that he, she or it may have heretofore appointed or granted, and no subsequent proxy or power of attorney shall be granted.

          (c) Each Stockholder represents that any proxies heretofore given in respect of the Shares, if any, are revocable, and hereby revokes such proxies.

          (d) Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 5 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Such Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in this Section or in Section 10, is intended to be irrevocable in accordance with the provisions of Section 212 of the DGCL. If for any reason the proxy granted herein is not irrevocable, then such Stockholder agrees to vote his or its Shares in accordance with Section 5(a) above as instructed by Parent in writing. The parties agree that the foregoing is a voting agreement created under Section 218 of the DGCL.

     Section 6. Option.

          (a) Subject to the terms and conditions set forth herein, each Stockholder hereby grants to Parent an irrevocable and continuing option (the "Option") to purchase for cash all, but not less than all, of the Launch Common Stock (including, without limitation, the Shares) beneficially owned or controlled by such Stockholder as of the date hereof, or beneficially owned or controlled by such Stockholder at any time hereafter (including, without limitation, shares acquired by way of exercise of options, warrants or other rights to purchase Launch Common Stock or by way of dividend, distribution, exchange, merger, consolidation, recapitalization, reorganization, stock split, grant of proxy or otherwise) by such Stockholder (as adjusted as set forth herein) (the "Option Shares") at a purchase price equal to $0.92, or any higher purchase price per share paid or to be paid by Parent or Purchaser pursuant to the Offer (as defined in the Merger Agreement) or the Merger, but excluding any price paid to any stockholder who shall exercise dissenters' rights in connection with the Merger (the "Purchase Price").

          (b) The Option may be exercised by Parent, in whole or in part, if after the date hereof (i) any of the events described in Section 8.1(e) of the Merger Agreement that would allow Parent to terminate the Merger Agreement (but without the necessity of Parent having terminated the Merger Agreement) shall have occurred (a termination of the Merger Agreement by Parent in such circumstances, a "Section 8.1(e) Termination"); or (ii) any termination of the Merger Agreement by Launch pursuant to Section 8.1(f) thereof shall have occurred (a termination of the Merger Agreement by Launch in such circumstances, a "Section 8.1(f) Termination"); or (iii) any termination of the Merger Agreement by Parent pursuant to Section 8.1(c) thereof shall have occurred (but only by reason of the failure of the Minimum Condition or the the occurrence of any event set forth at paragraphs (d) or (f) of Annex I to the Merger Agreement) and following the date hereof and prior to such termination an Acquisition Proposal shall have been commenced, publicly proposed or communicated to Launch or its stockholders (a termination of the Merger Agreement by parent in such circumstances, a "Qualifying Section 8.1(c) Termination"). In addition, the Option may be exercised by Parent, in whole or in part, immediately following the consummation of the Offer with respect to the Shares owned by any Stockholder who shall fail to tender such Stockholder's Shares in accordance with Section 3 hereof.

          (c) In the event that Parent wishes to exercise the Option, it shall send to the Stockholder a written notice (the date of each such notice being herein referred to as a "Notice Date") setting forth its irrevocable election to that effect, which notice also specifies a date not earlier than three business days nor later than 30 business days from the Notice Date for the closing of such purchase (an "Option Closing Date"); provided, however, that (i) if the closing of a purchase and sale pursuant to the Option (an "Option Closing") cannot be consummated by reason of any applicable judgment, decree, order, law or regulation, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which the restriction on consummation has expired or been terminated and (ii) without limiting the foregoing, if prior notification to or approval of any regulatory authority is required in connection with the purchase, Parent and the Stockholder shall promptly file the required notice or application for approval and shall cooperate in the expeditious filing of such notice or application, and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which, as the case may be, (A) any required notification period has expired or been terminated or (B) any required approval has been obtained, and in either event, any requisite waiting period has expired or been terminated. Each of Parent and the Stockholder agrees to use commercially reasonable efforts to cooperate with and provide information to the other, for the purpose of any required notice or application for approval. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto. The place of any Option Closing shall be at the offices of Parent, which address is set forth in the Merger Agreement, and the time of the Option Closing shall be 10:00 a.m. (California time) on the applicable Option Closing Date.

          (d) At any Option Closing, Parent shall pay to the Stockholder in immediately available funds by check or wire transfer to a bank account designated in writing by the Stockholder an amount equal to the Purchase Price multiplied by the number of Shares being delivered by the Stockholder; provided, that, with respect to any wire transfer, failure or refusal of the Stockholder to designate a bank account shall not preclude Parent from exercising the Option, in whole or in part.

          (e) At any Option Closing, simultaneously with the delivery of immediately available funds as provided above, the Stockholder shall deliver to Parent a certificate or certificates representing its Shares to be purchased at such Option Closing, which Shares shall be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever.

          (f) In the event of any change in Launch Common Stock by reason of a stock dividend, split-up, merger, recapitalization, combination, exchange of shares or similar transaction, the type and number of Shares subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, so that Parent shall receive upon exercise of the Option the number and class of shares or other securities or property that Parent would have received in respect of the Option Shares if the Option had been exercised immediately prior to such event or the record date therefor, as applicable.

     Section 7. Certain Events.

          (a) In the event of any change in the Launch Common Stock or Option by reason of a stock dividend, stock split, split-up, recapitalization, reorganization, business combination, consolidation, exchange of shares, or any similar transaction or other change in the capital structure of Launch affecting the Launch Common Stock or the acquisition of additional shares of Launch Common Stock or other securities or rights of Launch by any Stockholder (whether through the exercise of any options, warrants or other rights to purchase shares of Launch Common Stock or otherwise): (a) the number of Shares owned by such Stockholder shall be adjusted appropriately, (b) the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, and (c) this Agreement and the obligations hereunder shall attach to any additional shares of Launch Common Stock or other securities or rights of Launch issued to or acquired by each of the Stockholders.

          (b) In the event that Launch shall (A) enter into an agreement to consolidate with or merge into any person, other than Parent or one of Parent's subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, or (B) enter into an agreement to permit any person, other than Parent or one of Parent's subsidiaries, to merge into

Launch and Launch shall be the continuing or surviving corporation, but, in connection with such merger, the Launch Common Stock then outstanding shall be changed into or exchanged for stock or other securities of Launch or any other person or cash or any other property or (C) liquidate, then, in the case of any of (A), (B) and (C), Parent shall thereafter be entitled to receive upon exercise of the Option the securities or properties to which a holder of the number of Option Shares then deliverable upon the exercise thereof will have been entitled to receive upon such consolidation, merger or liquidation, and such Stockholder shall use its best efforts to assure that the provisions hereof shall thereafter be applicable, as nearly as reasonably may be practicable, in relation to any securities or property thereafter deliverable upon exercise of the Option.

     Section 8. Acquisition Proposals; Non-Solicitation.

          (a) Acquisition Proposals. Each Stockholder will notify Parent and Purchaser immediately if any proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with such Stockholder, Launch, Launch's officers, directors, employees, investment bankers, attorneys, accountants or other agents, if any (each, a "Representative"), in each case in connection with any Acquisition Proposal indicating, in connection with such notice, the name of the person making such proposal, requesting such information, or seeking to initiate negotiations or discussions with the Stockholder or any officers, directors or agents of Launch that relate to an Acquisition Proposal and the material terms and conditions of any proposals or offers. Such Stockholder will keep Parent and Purchaser fully informed, on a current basis, of the status and terms of any Acquisition Proposal.

          (b) Non-Solicitation. Each Stockholder agrees that it shall immediately cease and cause to be terminated all existing discussions, negotiations and communications with any persons with respect to any Acquisition Proposal. Such Stockholder shall not and shall not authorize or permit its Representatives to directly or indirectly (i) initiate, solicit or knowingly encourage, or knowingly take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal, or (iii) in the event of an unsolicited Acquisition Proposal for Launch, engage in negotiations or discussions with, or provide any information or data to, any person (other than Parent or any of its affiliates or representatives) relating to any Acquisition Proposal. Any violation of the foregoing restrictions by any of the Stockholders or their respective Representatives, whether or not such Stockholder or Representative is so authorized by Launch or by any other Stockholder and whether or not such Stockholder or Representative is purporting to act on behalf of Launch, any Stockholder or Stockholders or otherwise, shall be deemed to be a breach of this Agreement by each Stockholder. It is understood that this Section 8 limits the rights of each Stockholder only to the extent that such Stockholder is acting in such Stockholder's capacity as a Stockholder. Nothing herein shall be construed as preventing a Stockholder who is an officer or director of Launch from fulfilling the obligations of such office (including, subject to the limitations contained in Sections 5.3(a) and (b) of the Merger Agreement, the performance of obligations required by the fiduciary obligations of such Stockholder acting solely in his or her capacity as an officer or director).

     Section 9. Further Assurances. Each Stockholder shall, upon request of Parent or Purchaser, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Parent or Purchaser to be necessary or desirable to carry out the provisions hereof and to vest in Parent the power to vote the Shares as contemplated by Section 5.

     Section 10. Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate immediately upon the earlier of (a) (i) sixty (60) days following a Section 8.1(e) Termination, a Section 8.1(f) Termination or a Qualifying Section 8.1(c) Termination or (ii) contemporaneously with any termination of the Merger Agreement in accordance with its terms that is not a Section 8.1(e) Termination, a Section 8.1(f) Termination or a Qualifying Section 8.1(c) Termination, whichever of clauses (i) and (ii) as shall be applicable or (b) the Effective Time; provided, however, that in the event that, prior to the termination of this Agreement pursuant to the terms hereof, Parent has delivered a Notice to any Stockholder pursuant to Section 6(b)(ii), this Agreement shall not terminate until ten business days following the Closing Date specified in such Notice, as such Closing Date may be extended pursuant to Section 6(b)(ii); provided further, however, that Sections 9 and 11 shall survive any termination of this Agreement. In the event that Purchaser shall accept and pay for Shares in the Offer without a Stockholder tendering such Stockholder's Shares in accordance with Section 3 hereof, then the Option shall remain exercisable for a period of sixty (60) days following such acceptance for payment, irrespective of any other term of this Agreement.

     Section 11. Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

     Section 12. Public Announcements. Each of the Stockholders, the Parent and Purchaser agrees that it will not issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that such disclosure may be made without obtaining such prior consent (a) if (i) the disclosure is required by law or is required by any regulatory authority, including but not limited to the Nasdaq National Stock Market and any other national securities exchange, trading market or inter-dealer quotation system on which the Shares trade and
(ii) the party making such disclosure has first used its best efforts to consult with the other parties about the form and substance of such disclosure, or (b) by Parent and Purchaser in accordance with Section 6.7 of the Merger Agreement.

     Section 13. Miscellaneous.

          (a) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by a nationally recognized overnight courier service, such as Federal Express (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     If to any of the Stockholders, at the address set forth opposite the name of such Stockholder on Schedule 1 hereto:

           with a copy to:



           and

           If to Parent or Purchaser, to:


           Yahoo! Inc.
           701 First Avenue
           Sunnyvale, California  94089
           Attention:  Vice President, Corporate Development
           Telephone No.: 408-349-3795

           with a copy to:

           Venture Law Group
           2800 Sand Hill Road
           Menlo park, California 94025
           Attention:  Steven J. Tonsfeldt
           Telephone No: 650-254-4488


          (b) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          (c) Counterparts. This Agreement may be executed manually or by facsimile by the parties hereto, or xerographically or electronically by their respective attorneys, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties and delivered to the other parties.

          (d) Entire Agreement. This Agreement (together with the Merger Agreement and any other documents and instruments referred to herein and therein) constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and thereof.

          (e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

          (f) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties except that Parent and Purchaser may assign, in their sole discretion and without the consent of any other party, any or all of their rights, interests and obligations hereunder to each other or to one or more direct or indirect wholly- owned subsidiaries of Parent (each, an "Assignee"). Any such Assignee may thereafter assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more additional Assignees. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns, and the provisions of this Agreement are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          (g) Severability of Provisions. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions are fulfilled to the extent possible.

          (h) Specific Performance. The parties hereto acknowledge that money damages would be an inadequate remedy for any breach of this Agreement by any party hereto, and that the obligations of the parties hereto shall be enforceable by any party hereto through injunctive or other equitable relief.

          (i) Amendment. No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

          (j) Binding Nature. This Agreement is binding upon and is solely for the benefit of the parties hereto and their respective successors, legal representatives and assigns.

          (k) Counterparts. This Agreement may be executed manually or by facsimile by the parties hereto, or xerographically or electronically by their respective attorneys, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties hereto and delivered to the other parties hereto.

     IN WITNESS WHEREOF, Parent, Purchaser and the Stockholders have caused this Agreement to be duly executed and delivered as of the date first written above.


                                 YAHOO! INC.


                                 By:
                                      ------------------------------------------

                                 Name:
                                        ----------------------------------------

                                 Title:
                                         ---------------------------------------



                                 JEWEL ACQUISITION CORPORATION


                                 By:
                                      ------------------------------------------

                                 Name:
                                        ----------------------------------------

                                 Title:
                                         ---------------------------------------



                    SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT

                                STOCKHOLDER



                                By:
                                ------------------------------------------------

                                Name:
                                ------------------------------------------------

                                Title:
                                ------------------------------------------------



                    SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT